Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

Fourth Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, January 24, 2008 — Bank of the Carolinas Corporation (Nasdaq: BCAR), today reported financial results for the three and twelve months ended December 31, 2007.

For the three month period ended December 31, 2007, the Company reported a net loss of $19,000, as compared to net income of $681,000 in the fourth quarter of 2006. Diluted earnings per share were $0.00 for the fourth quarter compared to $0.17 per diluted share for the same period in 2006. As was previously disclosed, during November 2007, the Company terminated its merger agreement with Randolph Bank & Trust Company and took a one-time after-tax charge for merger related expenses of $368,000 or $0.09 per diluted share in the fourth quarter. Fourth quarter results of operations also were affected by the provision for loan losses which increased to $450,000 for the quarter as compared to $182,000 for same period in 2006.

For the year ended December 31, 2007, the Company reported net income of $1,958,000 or $0.50 per diluted share compared to $3,474,000 or $0.88 per diluted share for the same period in 2006. The 2006 year to date amount included a one time pre-tax gain of $1.76 million related to a branch sale. Excluding the one time gain in 2006, and the merger related expenses in 2007, net income for 2007 would have decreased by $70,000 as compared to 2006, and diluted earnings per share would have decreased $.01 per share.

For the year ended December 31, 2007, the Company’s net interest margin declined to 3.36% from 3.78% during 2006. Non-interest income for 2007 grew $316,000 or 9.4% exclusive of the one time gain in 2006. Excluding the one time merger expenses in 2007, non-interest expense rose $288,000 or 2.5% year over year. As a percentage of average assets, non-interest expense (excluding merger related expenses) decreased to 2.53% for 2007 from 2.77% in 2006.

Total assets at December 31, 2007 amounted to $506.0 million, an increase of 11.3% when compared to the prior year end amount of $454.6 million. Net loans increased 11.4% over the prior year end to $390.8 million while deposits grew to $421.9 million, a 10.2% increase over the prior year. The allowance for loan losses was 1.07% of total loans as of December 31, 2007 and net charge-offs for 2007 were 0.26% of average loans outstanding.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a state chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. Common stock of the Company is traded on the NASDAQ Global Market under the symbol BCAR.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Bank of the Carolinas Corporation undertakes no obligation to revise these statements following the date of this press release.

For further information contact:

Eric E. Rhodes

Chief Financial Officer

Bank of the Carolinas

(336) 751-5755

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

	December 31,
	2007	2006*
	Unaudited
Assets
Cash and Due from Banks	$8,192	$5,626
Interest-Bearing Deposits in Banks	12,756	7,777
Federal Funds Sold	—	6,449
Securities Available for Sale	60,717	55,677

Loans	395,052	354,555
Less, Allowance for Loan Losses	(4,245)	(3,732)

Total Loans, Net	390,807	350,823
Properties and Equipment	13,888	11,142
Other Assets	19,638	17,084

Total Assets	$505,998	$454,578

Liabilities
Non-interest Bearing Demand Deposits	$29,835	$26,317
Interest Bearing Demand Deposits	62,883	67,214
Savings Deposits	19,655	10,021
Time Deposits	309,555	279,169

Total Deposits	421,928	382,721

Borrowings	41,657	31,000
Other Liabilities	2,173	3,143

Total Liabilities	465,758	416,864

Shareholders’ Equity
Common Stock, Par Value $5 Per Share:
Authorized 15,000,000 Shares; Issued 3,920,752
Shares in 2007 and 3,826,792 Shares in 2006	19,604	19,134
Additional Paid-In Capital	11,716	11,444
Retained Earnings	8,476	7,293
Accumulated Other Comprehensive Income (Loss)	444	(157)

Total Shareholders’ Equity	40,240	37,714

Total Liabilities and Shareholders’ Equity	$505,998	$454,578

*	Derived from audited financial statements

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share and Per Share Data)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2007	2006	2007	2006*
	Unaudited		Unaudited
Interest Income
Interest and Fees on Loans	$7,621	$7,265	$29,874	$26,672
Interest on Securities	738	586	2,808	2,184
Federal Funds Sold	25	105	408	398
Deposits in Other Banks	6	8	15	22

Total Interest Income	8,390	7,964	33,105	29,276

Interest Expense
Deposits	4,406	4,067	17,263	13,343
Borrowed Funds	316	292	1,237	1,270

Total Interest Expense	4,722	4,359	18,500	14,613

Net Interest Income	3,668	3,605	14,605	14,663
Provision for Loan Losses	450	182	1,470	1,157

Net Interest Income After Provision for
Loan Losses	3,218	3,423	13,135	13,506

Other Income
Customer Service Fees	314	234	1,075	947
Mortgage Loan Broker Fees	44	42	184	177
Investment Services	31	76	229	142
Income from Bank Owned Life Insurance	89	64	346	215
Gain on Sale of Branch	—	—	—	1,755
Other Income	2	28	101	138

Total Other Income	480	444	1,935	3,374

Noninterest Expense
Salaries and Benefits	1,675	1,540	6,153	6,130
Occupancy and Equipment	445	383	1,731	1,412
Other Noninterest Expense	1,743	928	4,514	3,970

Total Noninterest Expense	3,863	2,851	12,398	11,512

Income (Loss) Before Income Taxes	(165)	1,016	2,672	5,368
Income Taxes	(146)	335	714	1,894

Net Income (Loss)	$(19)	$681	$1,958	$3,474

Earnings Per Share
Basic	$—	$0.18	$0.51	$0.91
Diluted	$—	$0.17	$0.50	$0.88

Weighted Average Shares Outstanding
Basic	3,906,962	3,825,644	3,857,679	3,825,343
Diluted	3,972,392	3,958,578	3,951,808	3,963,358

*	Derived from audited financial statements

Bank of the Carolinas Corporation

Performance Ratios

	As of or for the Twelve Months Ended Dec. 31,
	2007	2006	Change*
Financial Ratios
Return On Average Assets	0.42%	0.84%	(42	) BP
Return On Average Shareholders’ Equity	5.10%	9.57%	(447)
Net Interest Margin	3.36%	3.78%	(42)

Asset Quality Ratios
Net-chargeoffs to Average Loans	0.26%	0.23%	3	BP
Nonperforming Loans To Total Loans	1.82%	1.31%	51
Nonperforming Assets To Total Assets	1.92%	1.25%	67
Allowance For Loan Losses To Total Loans	1.07%	1.05%	2

*	BP denotes basis points.